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                                                                    EXHIBIT 2.5

                   FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


          This First Amendment, dated as of October 21, 1997 (this "Amendment"), to that certain Agreement and Plan of Merger dated as of August 22, 1997 (the "Merger Agreement") is entered into by and among Ladbroke Racing Corporation, a Delaware corporation ("Parent"), CG&E Acquisition Corp., a Delaware corporation ("Purchaser"), and Colorado Gaming & Entertainment Co., a Delaware corporation (the "Company"). Capitalized terms used herein without definition shall have the meanings given to such terms in the Merger Agreement.

          WHEREAS, Section 8.3 of the Merger Agreement provides that it may be amended by the parties prior to the Effective Time pursuant to an instrument in writing signed by the parties thereto;

          WHEREAS, the parties have determined that it is in their best interest to make certain amendments to the Merger Agreement and to provide for the assignment by Parent of all of its rights and obligations under the Merger Agreement.

          In consideration of the promises, mutual covenants and agreements set forth herein, the parties agree as follows:

                                      AGREEMENT

          1.   AMENDMENTS.  The Merger Agreement is hereby amended as follows:

               1.1 Article III of the Merger Agreement is hereby amended to add a new Section 3.21 to read as follows:

               "SECTION 3.21 BANKRUPTCY PROCEEDINGS. Pursuant to an order issued by the United States Bankruptcy Court for the Eastern District of Louisiana, the First Amended Joint Plan of Reorganization of Hemmeter Enterprises Inc., BWBH, Inc., BWCC, Inc. and Millsite 27, Inc. (the "Plan") has become effective; the order confirming the Plan is in full force and effect and is not subject to any stay, motion for stay, appeal or other challenge; and there is no default under the Plan or any obligation created or continued by the Plan."

               1.2 Article V of the Merger Agreement is hereby amended to add a new Section 5.5 to read as follows:

               "SECTION 5.5 COOPERATION AND BEST EFFORTS. The Company shall cooperate with Parent and Purchaser in seeking, and shall use its best efforts to obtain, prior to the Effective Time (i) any consents required to be obtained as a result of the Merger under that certain Lease Agreement by and between 12596 Limited Partnership, as landlord, and the Company, as tenant, relating to the Company's offices at 12596 West Bayaud Avenue, Lakewood, Colorado; (ii) the acceptance by the United States Environmental Protection Agency on behalf of the United States of America of (A) title to the Gregory Incline discharge conveyance system as contemplated by that certain Special Warranty Deed dated December 23, 1993, between the Blake Family Limited Partnership ("Blake") and the United States of America, which is recorded in Book 556 at Page 321 in the Office of the County Recorder for the County of Gilpin, State of Colorado (the "Gilpin County Recorder), and (B) the Easement dated December 23, 1993 between Blake and the United States of America, which is recorded in Book 556 at Page 324 in the Office of the Gilpin County Recorder; and (iii) acceptance, without reservation of rights, by the insurance carriers whose policies cover any Company liability with respect to the litigation disclosed in Section 3.10(i) of the Disclosure Schedule."

               1.3 Article VII, Section 7.3 of the Merger Agreement is hereby amended to add new subsections (g) and (h) to read as follows:

               "(g) That certain Registration Rights Agreement, dated as of June 7, 1996, by and among the

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Company and the Initial Holders (as defined therein) shall have been terminated or amended to the satisfaction of Parent so that, following the Effective Time, the Surviving Corporation shall have no obligation to register any securities or to maintain the effectiveness of any registration statement thereunder or to keep current any prospectus prepared in connection therewith.

               (h) All consents which are, in the judgment of Parent, necessary or appropriate to permit the consummation of the Merger without violating the terms of, or causing a termination under, either (i) that certain Lease Agreement by and among Jerry L. Brown and Harold Gene Reagin, as landlord, and BWBH, Inc. (formerly H. P. Blackhawk, L.P.), as tenant, or (ii) that certain Option to Purchase among the same parties and relating to the same real property, shall have been obtained and shall be in full force and effect."

               1.4 Article IX, Section 9.6 of the Merger Agreement is hereby amended to read as follows:

               "SECTION 9.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that (i) Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement, including without limitation its ownership or other rights with respect to Purchaser, to any direct or indirect wholly owned subsidiary of Ladbroke Group plc ("Ladbroke Group"), and upon such assignment all references in this Agreement to Parent shall be deemed to be references to such assignee, and (ii) Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Ladbroke Group, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. Parent shall give prompt written notice to the Company of any assignment by Parent or Purchaser pursuant to this Section 9.6. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns."

               1.5. Article IX, Section 9.1(a) of the Merger Agreement is hereby amended to change the address to which notices shall be delivered to Parent or Purchaser to read as follows:

                    "Ladbroke Racing Corporation
                    Plaza Two, Suite 500
                    3260 Blume Drive
                    Richmond, California 94806
                    Attention: John Long
                    Telecopier: (510) 243-9734"

               1.6 Except as expressly provided in this Amendment, all terms and conditions of the Merger Agreement remain in full force and effect, without modification.

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          2.   MISCELLANEOUS

               2.1 COMPLETE UNDERSTANDING; MODIFICATION. This Amendment and the Merger Agreement constitutes the full and complete understanding and agreement of the parties with respect to the subject matter thereof and supersede all prior understandings and agreements.

               2.2 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

               2.3 COUNTERPARTS. This Amendment may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts, taken together, will constitute one and the same agreement and shall become effective unless otherwise provided therein when one or more counterparts have been signed by each party and delivered to the other parties.

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                              LADBROKE RACING CORPORATION

                              By: /s/ JOHN LONG
                                 ----------------------------------------------
                                   Name:  John Long
                                   Title: President and Chief Operating Officer



                              CG&E ACQUISITION CORP.

                              By: /s/ JOHN LONG
                                 ----------------------------------------------
                                   Name: John Long
                                   Title: President



                              COLORADO GAMING & ENTERTAINMENT CO.

                              By:  /s/ STEPHEN J. SZAPOR, JR.
                                 ----------------------------------------------
                                   Name: Stephen J. Szapor, Jr.
                                   Title: President